Exhibit 4.5
                                                                 -----------

                            FORT HOWARD CORPORATION
                         PROFIT SHARING RETIREMENT PLAN
                            SUMMARY PLAN DESCRIPTION

Table of Contents

Introduction
Eligibility Requirements for Participation
      Service
      Reemployment
Participant Contributions
      How the 401(k) Plan Works
Annual Base Pay
Company Contributions
      Allocation of the Company
      Contribution
      Example
Contribution Limits
      Top-Heavy Rules
Plan Accounts
Investment Funds
      Balanced Investment Fund (BIF)
      Short Term Investment Fund (STIF)
      Fund Transfers
Vesting
Reemployed Participants
      Reemployment Before Incurring a One-Year Break in Service
      Reemployment After Incurring a One-Year Break in Service
      Restoration of Forfeited Amounts
      Break in Service
Transferred Participants
Payment of Accounts
Death Benefits
Inservice Withdrawals
      Withdrawals from Prior Participant Account
      Hardship Withdrawals from Deferred Wage Account
Rollover Contributions
Claiming Your Benefits
Appealing a Denied Claim
Administrative Information
      Formal Plan Document
      Name and Address of Employer
      Plan Year and Plan Number
      Plan Administrator
      Trustee
      Agent for Service of Legal Process
      Type of Plan
      Future of the Plan
      No Contract of Employment
      Assignment of Benefits
Your Rights Under ERISA






INTRODUCTION
------------

The following is a summary of the Fort Howard Corporation Profit Sharing Retirement Plan (the "Plan") as in effect on January 1, 1990. The Plan is intended to provide future financial security for eligible employees of Fort Howard Corporation.

As its name indicates, the Plan is a profit sharing plan, under which the Company contributes a share of its profits to the Plan each year. The Plan also contains a wage deferral provision under Section 401(k) of the Internal Revenue Code. This provision allows you to contribute a portion of your pay to the Plan on a pre-tax basis. With this combination of profit sharing and 401(k) wage deferral features, the Plan affords you a tax-effective opportunity to have:

-   more money available at your retirement, and

-   your own tax shelter.

This summary describes the provisions of the Plan in detail. We urge you to review it carefully, so that you can make the most effective use of the Plan in your retirement planning.


ELIGIBILITY REQUIREMENTS FOR PARTICIPATION
------------------------------------------

You are eligible to participate in the Plan if you complete at least 1,000 Hours of Service during the 12 months ending on the first anniversary of your date of hire. If you satisfy this rule, you will enter the Plan on the June 30 or December 31 that immediately follows the first anniversary of your date of hire. If you do not satisfy this rule, you may become a participant on any December 31 following the first anniversary of your date of hire, provided you complete a Year of Service (see definition of "Year of Service" on Page 1105) during the calendar year ending on that December 31.

Example:

If you were hired by the Company on August 5, 1990, and you completed 1,000 Hours of Service in the 12 months thereafter, you would become a participant in the Plan on December 31, 1991. If you did not complete at least 1,000 Hours of Service in the 12 months following your date of hire, you would still be eligible to participate on December 31, 1991, provided you completed a Year of Service during the calendar year ending on that date.

The Investment Advisory Board, which is responsible for the administration of the Plan, will notify you in advance of the date on which you will become eligible to participate.

SERVICE

An Hour of Service is any hour for which you are paid or entitled to payment by the Company for the performance of duties. Hours of Service also include certain periods during which no duties are performed, such as:

-  Vacations and holidays,


                                     - 2 -
-  Authorized disability absence,

- Periods during which you are laid off by the Company. However, if you are not called back to work within two years, your credit for Hours of Service will cease at the end of the two-year period.

- Military leaves required by law or granted by the Company. You will receive credit for Hours of Service for the period of the leave.

-  Leaves of absence granted by the Company, but only for up to one year.

A Year of Service is any calendar year in which you complete at least 1,000 Hours of Service with the Company or a Related Corporation. However, for periods prior to 1976, Years of Service are credited under the terms of the Plan in effect on December 31, 1975.

The Company means Fort Howard Corporation and any subsidiary, affiliate, or division of Fort Howard Corporation that has adopted the Plan. A Related Corporation is any member of the controlled group to which the Company belongs.

REEMPLOYMENT

If you terminate your employment after becoming a participant, you will become a participant again immediately upon your reemployment. You may then begin your deferred wage contributions as of the December 31 or June 30 coincident with or next following your reemployment.


PARTICIPANT CONTRIBUTIONS
-------------------------

You are not required to contribute to the Plan, but if you wish, you may elect to make deferred wage contributions of between one and eight percent (1, 2, 3, 4, 5, 6, 7, or 8%) of your Annual Base Pay. Deferred wage contributions are made by a reduction of your compensation each pay period and are contributed by the Company to the Plan on your behalf. To contribute, you must file a written election form with the Investment Advisory Board by such date as the Board determines. Your election will be effective beginning with the first paycheck in the month next following the date the Investment Advisory Board approves your election.

If you are absent because of disability, leave of absence, layoff, or military leave when you first become eligible to contribute, you may not make contributions until you return to active employment. You may then make an election to contribute effective as of a date determined by the Investment Advisory Board.

The amount by which your Annual Base Pay is reduced through deferred wage contributions is not reported as wages for federal income tax purposes on the W-2 form filed with the Internal Revenue Service at the end of each year. However, the amount of your Annual Base Pay reduced in this manner is subject to Social Security tax and, in some states, to state income taxes.






                                     - 3 -
Example:

Suppose that your Annual Base Pay for 1990 is $30,000. If you elect to make deferred wage contribution of 6%, $1,800 will be contributed to the Plan on your behalf and $28,200 will be reported as taxable income for federal income tax purposes on your 1990 Form W-2. However, $30,000 will be subject to Social Security tax.

You may elect to change the rate of your deferred wage contributions, or discontinue or resume contributions, effective as of the first pay period for which compensation is received in the month next following the date the Investment Advisory Board approves your election.

HOW THE 401(k) PLAN WORKS

Prior to January 1, 1984, any contributions you made to the Plan were made on an "after-tax" basis. The amount of contribution was first taxed as part of your total cash pay and was then transferred to the Plan. Effective
January 1, 1984, any contributions you make to the Plan are made on a "pre-tax" basis.

The following is a general example that compares the tax effect of saving for your retirement by contributing to the Plan (pre-tax savings) versus depositing your money in an ordinary savings account or money market fund (after-tax savings). Assume that the employee would contribute 6% of pay to either the Plan or an ordinary after-tax savings account. First read the column marked "After-Tax Savings" downward to review how it works and then come back and read the second column downward to see how the Plan works.

                                   After-Tax
                                    Savings                The Plan
                                   ---------               --------

Employee's Annual                   $25,000          $23,500
Base Pay subject to                                  ($25,000-$2,500
federal tax                                          pre-tax
                                                     contributin)

Federal taxes at a rate               3,750          3,525
of 15%

State taxes at a rate                 1,250          1,175
of 5%

Social Security taxes                 1,912          1,912
at a rate of 7.65%

Savings or Plan
contribution at a rate
of 6%                                 1,500          (already reflected
                                                     above)

Net, take home pay                  $16,588          $16,888

                       Tax Savings Under Plan:  $300.00




                                     - 4 -
Under the Plan, this employee receives $300 more take home pay, which he or she may add to separate savings for retirement or use for other purposes. This example assumes that the state in which the employee resides does not impose state income tax on deferred wage contributions; if the state did impose such a tax, the employee's savings would be reduced by $75.


ANNUAL BASE PAY
---------------

Your "Annual Base Pay" means your total compensation received from the Company for services rendered to the Company during a calendar year, including overtime, holiday pay, sick days, salary continuation, vacation pay, and any deferred wage contributions you elect to have made on your behalf under the Plan, but excluding goodwill and discretionary bonuses, short term disability benefits, suggestion awards and sales incentive compensation, amounts you contribute to a nonqualified retirement plan, and any other special or unusual compensation. Your Annual Base Pay in any Plan Year (January 1 through December 31) may not exceed $200,000 (or a greater amount determined by the Internal Revenue Service to reflect cost of living increases).


COMPANY CONTRIBUTIONS
---------------------

Each Plan year (January 1 through December 31), the Company will make a contribution to the Plan equal to 10% of its adjusted profits, but not more than 10% of the total Annual Base Pay of all participants. However, to ensure financial stability of the Company and a fair return to the stockholders, the Company contribution under this formula will be limited, if necessary, so that the Company's net profit (after taxes, deductions and the contribution) are not less than 6% of the Company's net worth at the beginning of the Plan year. If profits are deficient under this 6% rule, or if the Company incurs a loss in any year, the amount of the deficiency or loss will be carried forward and charged to net profits in the next year or years. The Company may not make a contribution to the Plan under this formula until its net profits exceed 6% plus the amount of the accumulated deficiency or loss. Adjusted profits, net profits, and net worth are all generally determined according to recognized accounting principles and practices.

In addition to the contribution described above, the Company may make a discretionary contribution to the Plan in such amount as the Board of Directors may determine. However, the total contributions by the Company are limited to the amount that it can deduct as an expense on its corporate income tax return.

ALLOCATION OF THE COMPANY CONTRIBUTION

You are eligible to share in the Company's contribution if you are employed by the Company during the Plan Year, but not if your employment terminated due to your resignation or dismissal. The Company's contribution and any forfeitures are allocated as of the end of the Plan Year, as follows:

- 25% of the Company contribution is allocated to the accounts of all participants, pro rata, according to their Annual Base Pay for the Plan Year,



                                     - 5 -
- 25% of the Company contribution is allocated to the accounts of all participants, pro rata, according to their Service Units (as defined below), and

- 50% of the Company contribution is allocated to the accounts of those participants making deferred wage contributions under the Plan, pro rata, according to the amount of such deferred wage contributions.

You earn one Service Unit for each Year of Service (see Page 1105) you complete after January 1, 1976. If you were employed by the Company on December 31, 1975, you will be credited with Service Units for periods prior to that date as determined under the terms of the Plan then in effect.

As long as you are eligible, you share in the Company's contribution even if you do not elect to make deferred wage contributions under the Plan. However, if you do make deferred wage contributions, you share in the entire Company contribution, not just half of it.

Example:

As an example, assume the following facts:

      Company contribution for the year    -     $10,000,000

      Your deferred wage contributions     -     $     1,500
      Your Annual Base Pay                 -     $    25,000
      Your Service Units at Dec. 31        -              10

      Total of participants' deferred wage
        contributions                      -    $  4,700,000
      Total of participants' Annual
        Base Pay                           -    $ 90,000,000
      Total of participants' Service Units -          40,000

Your share of the Company contribution is determined as follows:

      Portion of the Company contribution allocated on the basis of Annual Base Pay:

      $2,500,000 = 25% of total Company contribution

        $25,000
      ----------- x $2,500,000 = $694.44
      $90,000,000

      Portion of the Company contribution allocated on the basis of Service Units:

      $2,500,000 = 25% of total Company contribution

        10
      ------ x $2,500,000 = $625.00
      40,000






                                     - 6 -
      Portion of the Company contribution allocated on the basis of deferred wage contributions:

      $5,000,000 = 50% of total Company contribution

        $1,500
      ---------- x $5,000,000 = $1,595.74
      $4,700,000

Because you elected to make deferred wage contributions to the Plan, you will receive a company contribution based on the above:

      $694.44  +  $625.00  +  $1,595.74  =  $2,915.18

If you had not elected to make deferred wage contributions, you would have received a Company contribution of $1,319.44, based on your Annual Base Pay and Service Units only.


CONTRIBUTION LIMITS
-------------------

Your deferred wage contributions in any calendar year may not exceed $7,000 (or greater amount determined by the Internal Revenue Service). Your deferred wage contributions are also subject to a discrimination test that compares the rate of contributions made by highly compensated employees to the rate of contributions made by all other employees. If the difference between the two rates becomes too great, the Investment Advisory Board will reduce contributions made by highly compensated participants (generally, those earning more than $50,000, as adjusted). If you are a highly compensated participant, another Internal Revenue Code discrimination test may restrict the amount of Company contributions that you may be allocated on the basis of your deferred wage contributions.

The Internal Revenue Service limits the amount of contributions and forfeitures that may be credited to your accounts under the Plan. The limitation is currently $30,000, or 25% of your total Form W-2 compensation for the year, whichever is less. Any Company contributions and forfeitures that cannot be allocated to a participant's account under the Plan will be allocated to the accounts of remaining Plan participants.

TOP-HEAVY RULES

Finally, there are special rules that will apply in the very unlikely event that the Plan ever becomes "top-heavy." The Plan will be top-heavy if the account balances of key employees (e.g. officers) exceed 60% of the account balances of all participants in the Plan. If the Plan does become top-heavy:

- the vesting schedule for all participants will accelerate for the period of time the Plan remains top-heavy, and

- a non-key employee who is employed on the last day of a Plan Year during which the Plan is top-heavy will be entitled to a minimum allocation of the company contribution. This minimum will equal 3% of the employee's compensation, but not more than the highest percentage of compensation allocated to a key employee.



                                     - 7 -
PLAN ACCOUNTS
-------------

The Trustee will maintain a "Company Contribution Account" to reflect your share of Company contributions and forfeitures (see Page 1117) and income attributable to those items. The Trustee will also maintain a "Deferred Wage Account" to reflect your deferred wage contributions, if any, and income attributable to those contributions. If you made contributions to the Plan prior to January 1, 1984 or you made a rollover contribution (see Page 1127), these will be maintained in a separate account, called your "Prior Participant Account."

Your accounts will be invested in one or more investment funds as determined by the Investment Advisory Board. Currently, the Investment Advisory Board maintains two investment funds, as described in the next section.

As of the last day of each month (an "accounting date"), your accounts will be adjusted, with the accounts of other participants, upward or downward, to reflect your share of the gains, losses, appreciation, and depreciation of the investment funds. This adjustment is made after your accounts have been charged with any payments or distributions made to you or for your benefit during the period.

For example:

      If the total value of all accounts invested in an investment fund equals $10,000,000 and your account balance is $5,000, your account represents .05% of the total of all accounts:


                           $5,000
                        ----------- =  .05%
                        $10,000,000

      If the value of the investment fund increased by $75,000 during the month, your share of the fund increase would be $37.50:

                        $75,000  x  .05%  =  $37.50

      As of the end of the month, your account would have a balance of $5,037.50 ($5,000 + $37.50).

This example assumes an increase in the investment fund's value.
Unfortunately, investments do not always work out so well. Should the investment fund have experienced a loss in value of $75,000 and all other amounts remain the same, then your account balance would have been reduced by $37.50 so that as of the end of the month it would total $4,962.50 ($5,000-$37.50).

You will receive annual statements showing the amounts credited to your accounts.

Your deferred wage contributions, Company contributions, and the interest or appreciation in the value of your accounts under the Plan are not taxable to you while such accounts are held in the Plan. These amounts accumulate on a tax-deferred basis and provide you with a very favorable tax shelter while you work for the Company.


                                     - 8 -
INVESTMENT FUNDS
----------------

The Trustee currently maintains two investment funds, the Balanced Investment Fund (BIF) and the Short Term Investment Fund (STIF). Each new participant will select the portion of his or her accounts, in increments of 10%, that is to be invested in either the BIF or the STIF. Participants under age 50 may allocate up to 50% of their total accounts to the STIF, while those age 50 and over may allocate up to 100% to the STIF.

BALANCED INVESTMENT FUND (BIF)

The objective of the Balanced Investment Fund is to invest profit sharing assets in a diversified group of securities through professional investment management. Investments by several specialized managers include stocks, bonds, short-term money market instruments and real estate. The Investment Advisory Board sets percentage targets for the mix of the various asset types in the Fund and may change these targets based upon changing conditions.

SHORT TERM INVESTMENT FUND (STIF)

The Short Term Investment Fund is composed of high grade money market instruments having maturities of less than one year, the majority of which are due within 30 days. Because preservation of the principal value is a prime objective, only the highest quality securities are used in this Fund. The Fund's purpose is to provide a money market fund alternative to the Balanced Fund's diversified investment approach.

FUND TRANSFERS

After initially choosing the percentage of their total account balances to be allocated to the BIF or the STIF, participants may make subsequent changes in the percentage amounts invested in each Fund. These changes may be made at any time during the year; however, once a change has been made, a participant may not make another change in the following 12 month period. When making a decision to change, a Participant should consider his or her closeness to retirement age and his or her need for more stable investment returns. Participants wishing to make changes may obtain forms through the Personnel Department.


VESTING
-------

Being vested means that you have a nonforfeitable right to all or a portion of your accounts. Under the Plan, you are always fully vested in your Deferred Wage and Prior Participant Accounts, if any. If your employment terminates because of your retirement or death, you are also fully vested in your Company Contribution Account. So if you retire after age 55 or because of disability, or if you die while actively employed, you will have a right to the total amount credited to your accounts.








                                     - 9 -
If you resign or are dismissed before retirement, however, you will be vested in your Company Contribution Account according to the following schedule:

Years of Service                       Percentage
                                         Vested
Less than 3 years                              0%
3 years but less than 4 years                 20%
4 years but less than 5 years                 40%
5 years but less than 6 years                 60%
6 years but less than 7 years                 80%
7 years or more                              100%

If you were a participant in the Plan on or before December 31, 1988, the vested percentage of your Company Contribution Account will not be less than as determined under the vesting schedule in effect on that date.

Subject to the following section on Reemployed Participants, any part of your account that is not vested when you terminate employment will be forfeited. Once each year, these "forfeitures" are allocated to the accounts of remaining participants in the same manner as Company contributions are allocated.

Example:

Suppose that you were hired January 1, 1986, and terminated your employment on November 15, 1991. If you completed at least 1,000 Hours of Service in each year (1986 through 1991), you would have 6 Years of Service and would be 80% vested; that is, you would be entitled to 80% of your Company Contribution Account. Of course, your Deferred Wage and Prior Participant Accounts, if any, would be 100% vested.


REEMPLOYED PARTICIPANTS
-----------------------

The following rules apply to participants in the Plan who terminate employment and then become reemployed:

REEMPLOYMENT BEFORE INCURRING A ONE-YEAR BREAK IN SERVICE

If you terminate your employment but are reemployed before incurring a one-year break in service (see Page 1119), the nonvested portion of your account (if any) will be recredited to your Company Contribution Account. If you received a distribution of your vested accounts, the amount of any forfeiture resulting from the termination will be recredited. If you wish, you may repay the amount previously distributed, but you are not required to do so under the Plan.

REEMPLOYMENT AFTER INCURRING A ONE-YEAR BREAK IN SERVICE

If your employment terminated after December 31, 1975, and you are reemployed after incurring a one-year break in service, your prior Years of Service will be restored once you complete a Year of Service. However, if your employment terminated on or before December 31, 1975, your prior Years of Service will not be restored.





                                     - 10 -
RESTORATION OF FORFEITED AMOUNTS

If you terminate your employment on or after January 1, 1985 (or during 1984) and you are rehired before incurring five consecutive one-year breaks in service, but after your vested accounts had been distributed to you, you may repay (within five years of your reemployment or by the end of five consecutive one-year breaks in service that begin after your distribution, if earlier) the total amount distributed as a result of your earlier termination. If you made such repayment, both the amount repaid and the forfeiture resulting from your prior termination will be credited to your accounts.

If you are reemployed following a break in service, you will lose the right to the forfeiture amount resulting from your prior termination under the following circumstances:

-  you incur a one year break in service prior to January 1, 1985,

- you terminate after January 1, 1985, and incur five or more consecutive one-year breaks in service, or

- you terminate after January 1, 1985, are not fully vested when you terminate, are rehired before incurring five consecutive one-year breaks in service, and fail to repay the amount of your prior distribution as described above.

However, if your accounts had not previously been distributed to you and you are reemployed before incurring five consecutive one-year breaks in service, the forfeiture resulting from your prior termination will be credited to your accounts.

BREAK IN SERVICE

A "break in service" means a calendar year during which you do not complete more than 500 Hours of Service. However, if you are absent due to unpaid leave for maternity or child rearing, special rules apply to avoid a break in service in the first year of the absence. An unpaid leave for maternity or child rearing is a leave due to the pregnancy, birth, or adoption of your child or for the purpose of caring for your child following its birth or placement.


TRANSFERRED PARTICIPANTS
------------------------

If you transfer from employment with the Company to employment with a Related Corporation that has not adopted the Plan, or if you transfer to a position with the Company so that you are no longer eligible under the Plan, you will not be permitted to make deferred wage contributions, nor will you be eligible for Company contributions and forfeitures. However, you will continue to earn Years of Service as long as you are employed with the Company or a Related Corporation. You will be deemed to retire or otherwise terminate your employment when you are no longer employed by the Company or any Related Corporation.






                                     - 11 -
PAYMENT OF ACCOUNTS
-------------------

Upon your retirement at age 55 or due to disability, or upon other termination of employment, you may elect to receive your accounts in either of the following forms:

-  a lump sum, or

- a series of installments over a period not exceeding your life expectancy or the joint life expectancy of you and your beneficiary.

Payments will begin as soon as possible after your retirement or termination. If your accounts exceed $3,500, however, they may not be paid prior to age 65 without your written consent. If you attain age 70-1/2 on or after January 1, 1988, you will be required to begin receiving payments even though you remain employed. These payments must begin no later than April 1 of the Plan Year following the Plan Year in which you reach age 70-1/2.

If you elect installment payments, you may be permitted to change the installment period or the frequency of payments, in accordance with rules established by the Investment Advisory Board. However, all installment distributions must comply with the requirements of the Internal Revenue Code.


DEATH BENEFITS
--------------

Upon your death, any remaining balance in your accounts will be paid to the beneficiary you have designated. If you are married and designate someone other than or in addition to your spouse as your primary beneficiary, your spouse must consent in writing to your designation. Your spouse's consent to your designation must be witnessed by a Plan representative or a notary public.

You may select the form of payment to your beneficiary, but if you do not do so, the Investment Advisory Board will select the form of payment. If you die after the date your benefits are required to begin under the Internal Revenue Code (generally the April 1 of the Plan Year following the Plan Year in which you attain age 70-1/2), the balance in your accounts must be distributed over a period not exceeding the period over which payments were being made to you. If you die before the date your benefits are required to begin, your accounts must be distributed over a period not exceeding the greatest of the following:

-  five years from your death,

- the life expectancy of your beneficiary, provided payments begin within one year of your death, or

- in the case of payments to your spouse, the life expectancy of your spouse, provided payments begin by the date you would have attained age 70-1/2.






                                     - 12 -
It is important that you complete a beneficiary designation form and file it with the Investment Advisory Board. If you do not designate a beneficiary or if your designated beneficiary dies before you or before distribution of your accounts has been completed, the Investment Advisory Board will direct payment of your remaining accounts to the first surviving of the following in the order shown::

-  your spouse,

-  your children (in equal parts),

-  your parents (in equal parts),

-  your brothers and sisters (in equal parts), or

-  the executors or administrators of your estate.

Copies of beneficiary designation forms may be obtained from the Investment Advisory Board.


INSERVICE WITHDRAWALS
---------------------

Although the main purpose of the Plan is to provide retirement benefits, you may withdraw funds from your accounts while you are actively employed by the Company. Subject to certain conditions, you may withdraw amounts contributed to your Prior Participant Account or your Deferred Wage Account, but you may not withdraw the earnings on these Accounts. Also, you may not withdraw any amounts from your Company Contribution Account. Inservice withdrawals must be approved by the Investment Advisory Board.

WITHDRAWALS FROM PRIOR PARTICIPANT ACCOUNT

You may withdraw funds from your Prior Participant Account for the following purposes:

-  medical expenses incurred by you, your spouse, or your dependents;

-  payment on an existing mortgage on your principal residence;

-  repairs on your residence;

- post high school education expenses for you, your spouse, or your dependents; or

-  purchase by you of a new principal residence.

Under the Plan, you may withdraw only the amount reasonably necessary to satisfy one of these needs and you must verify this amount by submitting certain information to the Investment Advisory Board. Withdrawals also are subject to certain minimum amounts. The information required to verify withdrawal amounts and the withdrawal minimums are:






                                     - 13 -
For medical expenses:
---------------------
You must provide a copy of the explanation of benefits statement received from the applicable Fort Howard medical plan and the benefits statement from any other insurance company that may be involved.

Minimum withdrawal:  $500.00

For payments on an existing mortgage on your principal residence:
-----------------------------------------------------------------
You must provide a letter addressed to you from your present mortgage holder, signed by an officer of the mortgage holder, with the following information:

-  current mortgage balance;

-  address of residence;

-  year the residence was purchased;

-  present monthly mortgage payments; and

-  monthly payments after reduction of mortgage; if applicable.

Minimum withdrawal:  $1,000.00

For repairs on your residence:
------------------------------
You must provide a contractor's estimate showing the date, your name and address, a description of the work, itemized costs of materials and labor, and the contractor's signature. If you are doing the repair work yourself, you must provide a supplier's estimate showing the date, your name and address, and an itemized cost of materials and the supplier's signature.

Minimum withdrawal:  $1,000.00

For education expenses:
-----------------------
You must provide the name of the person seeking post high school education, as well as their relationship to you. You must also provide a letter from the school on its letterhead, indicating that this person has been accepted for enrollment, the estimated cost of room and board and tuition by semester, quarter, or other applicable payment period. Finally, you must provide the date this person is expected to begin school.

Minimum withdrawal:  $500.00

For purchase of a new principal residence:
------------------------------------------
You must provide a copy of the offer to purchase signed by the seller and by you. This offer should include the address of the home being purchased, the purchase price, the amount of the downpayment and estimated closing costs, and the amount of the mortgage. The latter two items usually are provided by the mortgage lender on company letterhead and signed by an officer of the mortgage lender. You must also provide a statement that this residence will constitute your principal residence and indicate whether the residence is a single residence or a duplex.



                                     - 14 -
Minimum withdrawal: $1,000.00. However, if you seek a withdrawal to purchase your first residence, the minimum withdrawal amount is waived.

The Investment Advisory Board may also require that you provide paid receipts or other information verifying that your withdrawal was used for the stated purpose.

The cumulative amount of all withdrawals may not exceed the lesser of your total prior participant contributions to the Plan or the balance of your Prior Participant Account as of the accounting date immediately preceding your withdrawal. Payments of withdrawal amounts will be made pro rata from the investment funds in which your Prior Participant Account is invested, or as the Investment Advisory Board permits you to direct in accordance with uniform rules and procedures.

All or a portion of your withdrawal amount may be repaid to your Prior Participant Account as of the last day of any month. For more information regarding repayment of withdrawals, contact the Personnel Department.

HARDSHIP WITHDRAWALS FROM DEFERRED WAGE ACCOUNT

You may make withdrawals from your Deferred Wage Account for one of the following hardships:

- medical expenses described in Section 213(d) of the Internal Revenue Code incurred by you, your spouse, or your dependents;

- purchase of your principal residence (not including regular mortgage payments);

- tuition for the next semester or quarter of post-secondary education for you, your spouse, or your dependents; or

-  preventing eviction from or foreclosure on your principal residence.

A hardship withdrawal is permitted only if you can demonstrate an immediate and heavy financial need; to demonstrate your financial need, you will be required to submit the same types of documents as listed before for withdrawals from your Prior Participant Account (see Page 1122). In addition, the withdrawal must be necessary to satisfy your financial need. A withdrawal will be considered necessary to satisfy an immediate and heavy financial need if all of the following requirements are met:

- the withdrawal does not exceed the amount of the immediate and heavy financial need;

- you have obtained all distributions, other than inservice hardship withdrawals;

- your deferred wage contributions will be suspended for 12 months after receiving the withdrawal; and

- your deferred wage contributions for your taxable year immediately following the taxable year of the hardship withdrawal cannot exceed $7,000 (or a greater amount as determined by the Internal Revenue Service) less the amount of your deferred wage contributions for the taxable year of the hardship withdrawal.


                                     - 15 -
For example, if you contribute $1,200 in 1991 and then make a hardship withdrawal in May 1991, your contributions will be suspended for the next 12 months. When your contributions resume in June 1992, they will be limited to $7,979 (or a greater limit then in effect) minus $1,200 or $6,779.

For purposes of hardship withdrawals, your resources include any assets of your spouse and minor children that are reasonably available to you.

Withdrawals are subject to certain minimum amounts. If your withdrawal is needed for a medical or educational hardship, the minimum amount is $500.00. If your withdrawal is needed for purchase of a new residence or for preventing eviction from or foreclosure on your residence, the minimum amount is $1,000.00.

The cumulative amount of all hardship withdrawals may not exceed the lesser of your total deferred wage contributions to the Plan or the balance of your Deferred Wage Account as of the accounting date immediately preceding your hardship withdrawal. Payments of withdrawal amounts will be made pro rata from the investment funds in which your Deferred Wage Account is invested, or as the Investment Advisory Board permits you to direct in accordance with uniform rules and procedures.


ROLLOVER CONTRIBUTIONS
----------------------

A rollover contribution is a transfer of money or property to the Plan upon distribution from another qualified employee benefit plan or from an Individual Retirement Account. If you receive such a distribution, you may make a written request to the Investment Advisory Board to make a rollover contribution to the Plan even if you are not a participant in the Plan. A rollover contribution must be made within 60 days of your receipt of the distribution and must meet certain rules set forth in the Plan and the Internal Revenue Code.

If you make a rollover contribution to the Plan, your contribution will be credited to a rollover subaccount established within your Prior Participant Account. You will be considered a participant in the Plan only for the purpose of maintaining this subaccount. You will not be eligible for Company contributions or forfeitures, nor will you be eligible to make deferred wage contributions until you satisfy the requirements set forth on Page 1103.

Your rollover subaccount will be credited with investment gains or losses as described on Page 1113. You will always be fully vested in your rollover subaccount.


CLAIMING YOUR BENEFITS
----------------------

When you terminate your employment or retire, you should complete a form to request the manner in which you would like your account balances distributed. If you feel you are entitled to benefits that have not been paid, you may notify the Investment Advisory Board in writing. Within 90 days after receiving your claim, the Investment Advisory Board will either grant or deny



                                     - 16 -
your claim. If your claim is denied for any reason, the Investment Advisory Board will provide written notice of the denial setting forth.

-  the specific reasons for denial,

-  reference to the Plan provisions on which the denial is based,

-  any additional information necessary to perfect the claim, and

-  a description of the procedure for requesting a review of the denial.


APPEALING A DENIED CLAIM
------------------------

If you are not satisfied with the Investment Advisory Board's decision, you may appeal. If you decide to proceed with a formal appeal, you may submit additional information and comments with your request. You may also request and receive copies of pertinent documents, although in some cases approval may be needed for the release of confidential information. Any formal written appeal should include the following:

- the date on which your request for review was filed with the Investment Advisory Board,

- the specific portions of the Investment Advisory Board's denial that you wish the Board to review,

- a statement of why you believe the Investment Advisory Board should reverse its previous denial of your claim, and

- any written material you wish the Investment Advisory Board to examine in its consideration of your position.

You must file your written appeal within 60 days after you have been notified of the claim's denial.

A decision will be made within 60 days following the receipt of your request for review. Notification of the decision on review will specify the reasons for the decision. Any decision made by the Investment Advisory Board in good faith is final and binding.


ADMINISTRATIVE INFORMATION
--------------------------

FORMAL PLAN DOCUMENT

This document is only a summary of the Plan. It is not a part of the formal Plan document and does not modify the Plan. In the event of conflict between this summary and the formal Plan document, the terms of the formal Plan document will control. The Plan document may be examined at any reasonable time in the Fort Howard offices. If you have any questions about the Plan after reading this summary, you should contact the Personnel Department.





                                     - 17 -
NAME AND ADDRESS OF EMPLOYER

                  Fort Howard Corporation
                  1919 South Broadway
                  P. O. Box 19130
                  Green Bay, Wisconsin 54307-9130
                  Telephone: (414) 435-8821
                  ID No. 39-1090992

PLAN YEAR AND PLAN NUMBER

The financial records of the Plan are kept on a Plan Year basis ending on each December 31. The Plan number is 001.

PLAN ADMINISTRATOR

The Plan Administrator is the Investment Advisory Board, which is a group of individuals appointed by the Chairman of the Board of the Company. The Plan Administrator has the authority to control and manage the operation and administration of the Plan. The Plan Administrator's address and telephone number are:

                  Investment Advisory Board
                  c/o Fort Howard Corporation
                  1919 South Broadway
                  P. O. Box 19130
                  Green Bay, Wisconsin  54307-9130
                  Telephone:  (414) 435-8821

The Plan Administrator's decisions will be final and binding.

TRUSTEE

All contributions to the Plan are deposited into a trust fund, which is held and invested pursuant to a trust agreement between the Company and the Trustee. The name and address of the Trustee are:

                  Mellon Bank, N.A.
                  One Mellon Bank Center
                  Pittsburgh, Pennsylvania  15258

AGENT FOR SERVICE OF LEGAL PROCESS

The Plan Administrator is designated as the agent for service of legal process. Legal process may be served upon the Plan Administrator or the Trustee of the Plan at the addresses set forth in the preceding sections.

TYPE OF PLAN

The Plan is a profit sharing and salary deferral (401(k)) plan. The Plan is not insured by the Pension Benefit Guaranty Corporation (PBGC) because the PBGC does not extend its insurance program to these types of plans.

FUTURE OF THE PLAN

Although the Company intends to continue the Plan indefinitely, the Company reserves the right to terminate, suspend, withdraw, amend or modify the Plan


                                     - 18 -
in whole or in part at any time, subject to the provisions of the Plan. If the Plan should ever terminate, you will be 100% vested in all of your account balances.

NO CONTRACT OF EMPLOYMENT

This Plan is not a contract of employment between Fort Howard and any person, nor does it give any person a right to continue in the employment of Fort Howard or limit in any way the right of Fort Howard to discharge any person at any time, with or without notice and with or without cause, which right is hereby reserved.

ASSIGNMENT OF BENEFITS

Except as may be required by the tax withholding provisions of the Internal Revenue Code or any state's income tax act, or by a qualified domestic relations order, your accounts under the Plan are not subject to the claims of your creditors and cannot be assigned in any way or used as collateral.


YOUR RIGHTS UNDER ERISA
-----------------------

As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan participants shall be entitled to:

      Examine, without charge, at the Plan Administrator's office, all Plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor, such as annual reports and Plan descriptions.

      Obtain copies of all Plan documents and other Plan information upon written request to the Investment Advisory Board. The Investment Advisory Board may make a reasonable charge for the copies.

      Receive a summary of the Plan's annual financial report. The Investment Advisory Board is required by law to furnish each participant with a copy of this summary annual report.

      Obtain a statement of your vested accounts under the Plan. If you do not have vested rights, the statement will tell you how many years you have to work to have vested rights. This statement must be requested in writing and is not required to be given more than once a year. The Plan must provide the statement free of charge.

In addition to creating rights for Plan participants, ERISA imposes duties upon the persons who are responsible for the operation of the Plan. The persons who operate your Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a retirement benefit or exercising your rights under ERISA. If your claim for a retirement benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have a right to have the Plan review and reconsider your claim.




                                     - 19 -
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in federal court. In such a case, the court may require the Investment Advisory Board to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Investment Advisory Board. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that the Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about the Plan, you should contact the Investment Advisory Board. If you have any questions about this statement or about your rights under ERISA, you can contact the nearest area Office of the U.S. Labor-Management Services Administration, Department of Labor.







































                                     - 20 -